                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 8-K/A


                       AMENDMENT TO APPLICATION OR REPORT


                    Filed pursuant to Section 12, 13 or 15(d)

                     of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported):  August 12, 2002
       -------------------------------------------------  --------------

                               MRO SOFTWARE, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

         Massachusetts                                    04-2448516
         -------------                                    ----------
(State or other jurisdiction of                       (I.R.S. employer
 incorporation or organization)                      identification number)

                                     0-23852
                                     -------
                            (Commission File Number)

                 100 Crosby Drive, Bedford, Massachusetts 01730
          (Address of principal executive offices, including zip code)

                                 (781) 280-2000
              (Registrant's telephone number, including area code)

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on June 14, 2002, as set forth in pages attached hereto:


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      FINANCIAL STATEMENTS FOR MAINCONTROL, INC.

The following financial statements relating to the acquisition are attached hereto:

                                                                        Page No.
                                                                        --------
Report of PricewaterhouseCoopers L.L.P., Independent Public
Accountants,as to MainControl, Inc. :                                      5

Consolidated Balance Sheets of MainControl, Inc as of
September 30, 2000 and 2001                                                6

Consolidated Statements of Operations of MainControl, Inc. for the
years ended September 30, 2000 and 2001                                    7

Consolidated Statements of Stockholders' Deficit for MainControl, Inc.
for the years ended September 30, 2000 and 2001                            8

Consolidated Statements of Cash Flows for Maincontrol, Inc.
for the years ended September 30, 2000 and 2001                            9

Notes to Consolidated Financial Statements                                10


Consolidated Balance Sheet of MainControl, Inc as of March 31, 2002
(Unaudited)                                                               30

Consolidated Statements of Operations of MainControl, Inc. for the six
months ended March 31, 2001 and 2002 (Unaudited)                          31

Consolidated Statements of Cash Flows for Maincontrol, Inc. for the six
months ended March 31, 2001 and 2002 (Unaudited)                          32

Notes to Consolidated Financial Statements (Unaudited)                    33


(b)      PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following Pro Forma Combined Condensed financial statements are attached hereto:

Pro forma Combined Condensed financial information of
MRO Software, Inc. and Subsidiaries                                       34

Pro Forma Combined Condensed Balance Sheet as of March 31, 2002
(unaudited)                                                               36

Pro Forma Combined Condensed Statement of Operations for the year
ended September 30, 2001 (unaudited)                                      37

Pro Forma Combined Condensed Statements of Operations for the six
months ended March 31, 2002 (unaudited)                                   38


Notes and Assumptions to Pro Forma Combined Condensed Financial
Information (unaudited)                                                   39


(c)    EXHIBITS

23.1   Consent of PricewaterhouseCoopers, L.L.P., Independent
       Public Accountants, dated August 12, 2002

                                    SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 12, 2002

                                          MRO Software, Inc.


                                          By: /s/ Peter J, Rice
                                              ----------------------------------
                                              Peter J. Rice
                                              Executive Vice President Finance &
                                              Administration and Treasurer
                                              (Principal Financial Officer)

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of MainControl, Inc.

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of MainControl, Inc., and its subsidiaries at September 30, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Notes 3 and 8, at dates beginning July 1, 2003 through December 1, 2005, 50% of the Series A, B, C and D preferred stock becomes mandatorily redeemable, and 100% becomes mandatorily redeemable at dates beginning January 1, 2004 through December 1, 2007, upon the affirmative vote of 67% of the Series A, B, C and D preferred stockholders, respectively.





February 21, 2002

                                MAINCONTROL, INC
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                                   SEPTEMBER 30,
  (in thousands,except share data)                                            2000              2001
                                                                            --------         ---------
Current assets:
  Cash and cash equivalents                                                 $  9,643         $  3,731
  Accounts receivable, less allowance for
     doubtful accounts of $853 and $130                                        3,730            2,287
  Other current assets                                                         1,014              530
                                                                            --------         --------
    Total current assets                                                      14,387            6,548
                                                                            --------         --------
Fixed assets, net                                                              2,005            1,251
Investment in joint venture                                                      264               --
Other non-current assets                                                          15              448
                                                                            --------         --------
    Total assets                                                            $ 16,671         $  8,247
                                                                            ========         ========

                LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
 Accounts payable                                                           $    806         $    220
 Accrued payroll                                                               1,986            2,034
 Accrued expenses                                                                761              623
 Accrued restructuring charges                                                    --              554
 Accrued royalties                                                               146              228
 Deferred revenue                                                              1,948            2,427
 Current portion of long-term debt                                               978              863
 Short-term borrowings                                                            --              500
 Other current liabilities                                                        44               81
                                                                            --------         --------
   Total current liabilities                                                   6,669            7,530
                                                                            --------         --------
 Accrued restructuring charges                                                    --              402
 Non-current portion of long-term debt                                         1,018              115
 Other non-current liabilities                                                    --              772
 Subordinated convertible debt                                                    --            5,047
                                                                            --------         --------
   Total liabilities                                                           7,687           13,866
                                                                            --------         --------
Commitments and contingencies (Note 14)

Mandatorily redeemable preferred stock:
Convertible preferred stock, $0.001 par value;
20,000,000 shares authorized;16,182,717 shares
issued and outstanding.                                                       68,324           63,463
                                                                            --------         --------
Stockholders' Deficit
Common stock, $.001 par value;30,000,000 authorized;
7,976,907 and 7,990,094 shares issued and outstanding                              8                8
Additional paid-in capital                                                        --               --
Deferred stock-based compensation                                               (879)            (235)
Accumulated deficit                                                          (58,385)         (68,753)
Accumulated other comprehensive loss                                             (84)            (102)
                                                                            --------         --------
    Total stockholders' deficit                                              (59,340)         (69,082)
                                                                            --------         --------
    Total liabilities, mandatorily redeemable preferred stock
     and stockholders' deficit                                              $ 16,671         $  8,247
                                                                            ========         ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                MAINCONTROL, INC
                      CONSOLIDATED STATEMENTS OF OPERATIONS



              (in thousands, except share data)                             YEAR ENDED SEPTEMBER 30,
                                                                           2000                2001
                                                                        ----------          ----------
        Revenues:
            License                                                     $    8,756          $    5,341
            Maintenance                                                      1,939               2,803
            Professional Services                                            5,146               5,871
            Joint venture development fees                                   1,786                  --
                                                                        ----------          ----------
                     Total revenues                                         17,627              14,015
                                                                        ----------          ----------
        Cost of revenues:
           License, exclusive of non-cash stock-based
             compensation of $5 and $0                                       1,611                 327
           Maintenance, exclusive of non-cash stock-based
             compensation of $2 and $1                                         947                 364
           Professional services, exclusive of non-cash stock-based
             compensation of $11 and $7                                      2,062               2,557
                                                                        ----------          ----------
                     Total cost of revenues                                  4,620               3,248
                                                                        ----------          ----------

        Gross profit                                                        13,007              10,767
                                                                        ----------          ----------
        Operating expenses:
            Product development, exclusive of non-cash stock-based
             compensation of $114 and $51                                    9,672               5,772
            Sales and marketing, exclusive of non-cash stock-based
             compensation of $204 and $86                                   15,686              14,288
            General and administrative, exclusive of non-cash
             stock-based compensation of $88 and $86                         5,358               3,375
            Non-cash stock-based compensation                                  425                 231
            Restructuring charges                                               --               1,776
                                                                        ----------          ----------
                     Total operating expenses                               31,141              25,442
                                                                        ----------          ----------

        Loss from operations                                               (18,134)            (14,675)

            Interest income                                                    579                 177
            Interest expense                                                  (189)               (354)
            Non-cash debt issue costs                                           --                (409)
                                                                        ----------          ----------
                     Loss before equity in (loss) income of
                      joint venture                                        (17,744)            (15,261)

            Equity in loss before equity in (loss) income of
              joint venture                                                 (1,397)                 44
                                                                        ----------          ----------

                     Net loss                                              (19,141)            (15,217)

           Accretion of mandatorily redeemable preferred stock             (13,193)              4,861
                                                                        ----------          ----------
                    Net loss available for common shareholders          $  (32,334)         $  (10,356)
                                                                        ==========          ==========

          Basic and diluted net loss per common share                   $    (4.06)         $    (1.30)

         Weighted-average number of common shares used in
           computing basic and diluted net loss per common share         7,965,455           7,987,855

                           The accompanying notes are
           an integral part of the consolidated financial statements.

                                MAINCONTROL, INC
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT



                                                                                                      ACCUMULATED
                                   COMMON STOCK         ADDITIONAL      DEFERRED                         OTHER          TOTAL
(in thousands, except           -------------------      PAID-IN      STOCK-BASED     ACCUMULATED    COMPREHENSIVE   STOCKHOLDERS'
share data)                       SHARES     AMOUNT      CAPITAL      COMPENSATION      DEFICIT      INCOME (LOSS)     DEFICIT
                                ---------    ------     ----------    ------------    -----------    -------------  --------------
Balance, September 30, 1999..   7,957,029        8            --        (1,352)        (26,031)         (36)           (27,411)
  Exercise of stock options..      76,753        1            --            --              46           --                 47
  Purchase of common stock
   subject to repurchase
   rights....................     (56,875)      (1)           --            --             (17)          --                (18)
  Deferred compensation
   related to stock option
   grants....................          --       --           (48)           48              --           --                 --
  Non-cash stock-based
   compensation..............          --       --            --           425              --           --                425
  Accretion of redeemable
   preferred stock...........          --       --            48            --         (13,242)          --            (13,194)
  Comprehensive loss:
   Net loss..................          --       --            --            --         (19,141)          --            (19,141)
   Foreign currency
     translation.............          --       --            --            --              --          (48)               (48)
                                                                                                                      --------
   Total comprehensive loss..                                                                                          (19,189)
                                ---------   ------         -----         -----        --------         ----           --------

Balance, September 30, 2000..   7,976,907        8            --          (879)        (58,385)         (84)           (59,340)
  Exercise of stock options..      32,562       --            27            --              --           --                 27
  Purchase of common stock
   subject to repurchase
   rights....................    (19,375)       --           (12)           --              --           --                (12)
  Deferred compensation
   related to stock option
   grants....................         --        --           (15)          413            (398)          --                 --
  Non-cash stock-based
   compensation..............         --        --            --           231              --           --                231
  Issuance of warrants.......         --        --           388            --              --           --                388
  Accretion of redeemable
   preferred stock...........         --        --          (388)           --           5,247           --              4,859
  Comprehensive loss:
   Net loss..................         --        --            --            --         (15,217)          --            (15,217)
   Foreign currency
     translation.............         --        --            --            --              --          (18)               (18)
                                                                                                                      --------
   Total comprehensive loss..                                                                                          (15,235)
                                ---------   ------         -----         -----        --------         ----           --------
Balance, September 30, 2001..   7,990,094   $    8         $  --         $(235)       $(68,753)       $(102)          $(69,082)
                                =========   ======         =====         =====        ========        =====           ========


         The accompanying notes are an integral part of the consolidated financial statements

                                MAINCONTROL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                       YEAR ENDED SEPTEMBER 30,
 (IN THOUSANDS)                                                         2000               2001
                                                                     ---------          ---------
 Cash flows from operating activities:
    Net loss                                                         $(19,141)          $(15,217)
   Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization                                        832              1,177
     Impairment of fixed assets                                            --                277
     Provision for bad debts                                              948               (201)
     Non-cash stock-based compensation                                    425                231
     Non-cash debt issue costs                                             --                409
     Equity in loss (income) of joint venture                           1,397                (44)
   Changes in assets and liabilities:
     Accounts receivable                                                1,724              1,645
     Other current assets                                                (276)               485
     Other non-current assets                                             295               (145)
     Accounts payable                                                    (155)              (584)
     Accrued payroll                                                     (176)                40
     Accrued expenses                                                    (309)              (140)
     Accrued restructuring charges                                         --                955
     Accrued royalties                                                   (263)                84
     Deferred revenue                                                   1,033                478
     Other current liabilities                                           (163)                15
     Other non-current liabilities                                        (45)               772
                                                                     --------           --------
 Net cash used by operating activities                                (13,874)            (9,763)
                                                                     --------           --------

 Cash flows from investing activities:
     Purchase of contract rights                                           --               (585)
     Investment in joint venture                                           --                307
     Purchase of fixed assets                                          (1,370)              (400)
                                                                     --------           --------
Net cash used in investing activities                                  (1,370)              (678)
                                                                     --------           --------

 Cash flows from financing activities:
     Short-term borrowings                                                 --                500
     Proceeds from long-term debt                                       1,369                 --
     Repayment of long-term debt                                         (606)            (1,018)
     Net proceeds from sale of common stock and exercise of
       stock options                                                       47                 27
     Proceeds from subordinated convertible debt                           --              5,047
     Net proceeds from sale of Series D preferred stock                17,691                 --
     Purchase of stock subject to repurchase rights                       (18)               (12)
                                                                     --------           --------
 Net cash provided by financing activities                             18,483              4,544
                                                                     --------           --------

 Effect of exchange rate changes on cash                                  (21)               (15)

 Net decrease in cash and cash equivalents                              3,218             (5,912)

 Cash and cash equivalents, beginning of year                           6,425              9,643
                                                                     --------           --------

 Cash and cash equivalents, end of year                              $  9,643           $  3,731
                                                                     ========           ========
 Supplemental disclosure of non-cash investing and
   financing activities:
     Accretion of redeemable preferred stock (Note 8)                $ 13,194           $ (4,861)
                                                                     ========           ========


         The accompanying notes are an integral part of the consolidated financial statements.

                                MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   THE COMPANY

              MainControl, Inc., (the "Company" or "MainControl"), a Delaware corporation, provides technology asset management software and services that enable organizations to manage their technology. Technology includes traditional technology assets of an organization, such as desktop and laptop computers, servers, software, network equipment, telecommunications equipment and mobile devices, as well as technology assets such as web servers, Internet-security software and e-commerce software.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

              The consolidated financial statements, which were prepared using accounting principles generally accepted in the United States of America (U.S. GAAP), include the accounts of the Company and its wholly owned subsidiaries located in the United Kingdom, Germany and Israel, and are presented in U.S. Dollars. Inter-company accounts and transactions have been eliminated. The Company accounts for its joint venture investment under the equity method of accounting (see Note 5).

     Revenue Recognition

              The Company recognizes revenue in accordance with the provisions of Statement of Position (SoP) No. 97-2, "Software Revenue Recognition", as amended. The Company generates revenue from licenses and sublicenses, software development, maintenance and post contract customer support and professional services. Revenue from licenses is recognized upon delivery, provided that the fee is fixed and determinable, an arrangement exists, no significant obligations remain and collection of the resulting receivable is probable. Sublicense fees from software sales through distributors, resellers and original equipment manufacturers are recorded as revenue when the related software is delivered to the end-user. Revenue from non-refundable guaranteed minimum license payments for which a product master has been delivered is recognized in the period payment is received or the period in which the contracted minimum number of licenses are delivered to end-users, whichever is earlier. Notwithstanding the foregoing, if acceptance is uncertain, revenue recognition is deferred until customer acceptance is achieved.

              Revenue from the Company's fiscal 2000 development contract with its joint venture, ValueSolution, was recognized as work was performed under a time and materials arrangement whereby development fees were billed based on pre-established rates subject to a maximum total fee based on certain percentages of the joint venture's annual sales (see Note 5). Revenue from all other software development contracts involving significant production, modification or customization of software is recognized using the percentage-of-completion method, based on the relationship of costs incurred to the total estimated costs of the project.

              Maintenance and post contract customer support revenue is recognized ratably over the term of the support period. Professional services revenue, which consists primarily of training and consulting, is recognized as work is performed. For contracts with multiple elements, including licenses, maintenance and post contract customer support and services, the fair value of maintenance and post contract customer support, based on contractual renewal rates, is recorded as deferred revenue and is recognized ratably over the term of the respective agreement. The fair value of services, based on our standard hourly billing rates when services are

                                MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     sold separately, is deferred and recognized over the period that the services are performed. The Company does not provide for specific upgrades on new software products.

              Under distribution agreements between the Company and its distributors, MainControl is generally entitled to royalties calculated as 50% of the sales price of license and maintenance revenues to end-users. In instances where the Company provides substantial sales and customer support to a distributor, the related revenue is presented on a gross basis in the Company's statement of operations, with the proceeds from the sale retained by the distributor presented as a distributor commission in the Company's cost of revenue. The amount of distributor commissions related to license and maintenance, which is included in cost of revenue for fiscal years 2000 and 2001 was approximately $85,000 and $0, respectively.

              During fiscal year 2000, the Company entered into a non-monetary transaction, whereby the Company received advertising services as consideration for issuing a license to use the Company's software product. The Company recognized revenue under the transaction equal to the fair market value of the advertising services received during the period. During fiscal year 2000 and 2001, the Company recognized $75,000 and $225,000 of revenue in connection with the transaction, respectively.

              Deferred revenue relates primarily to maintenance, professional services and licenses and is recorded when customer payments are received in advance of the performance of the related maintenance or service or in advance of delivery of the license. This revenue is recognized as the services are performed, generally within one year, or upon delivery of the license. Additionally, as of September 30, 2000, deferred revenue included $225,000 of product revenue to be recognized in connection with the Company's aforementioned non-monetary transaction and represents the fair market value of advertising services received during fiscal year 2001.

     Software Development Costs

              The Company has charged all costs for the development and enhancement of its software products to research and development expense as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs incurred subsequent to technological feasibility and prior to general release of the software. Based upon the Company's development process, technological feasibility is established upon completion of a working model. The period between technological feasibility and general release is relatively short and the costs incurred during this period have been insignificant for capitalization.

     Use of Estimates

              The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from the recorded estimates.

     Cash Equivalents

              The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of money market accounts with commercial banks.

     Concentrations of Credit Risk

              Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of temporary cash investments and accounts receivable. The Company restricts placement of

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     investments to financial institutions evaluated as highly creditworthy. Substantially all of the Company's receivables are from well-established companies. The Company considers its accounts receivable, net of allowance, to be fully collectible. During fiscal year 2000 the Company recorded $948,000 in bad debt expense and a recovery of $201,000 during fiscal year 2001. During fiscal year 2000 and 2001, the Company wrote-off $95,000 and $522,000 of accounts receivable, respectively.

              Revenues and receivables were concentrated with the following customers (amounts represent percentage of total revenue and accounts receivable, respectively):


                                      REVENUES

                                                       2000     2001
                                                       ----     ----
                        Customer A.................      *%       *%
                        Customer B.................      *       12
                        Customer C.................      *        *
                        Customer D.................      *        *
                        Customer E.................     16        *
                        Customer F.................     11        *
                        Customer G.................      *        *
                        Customer H.................      *        *
                        Customer I.................     10        *
                        Customer J.................      *        *

              *represents less than 10% of total

                               ACCOUNTS RECEIVABLE


                                                       2000     2001
                                                       ----     ----
                        Customer A.................      *%      19*%
                        Customer B.................      *        *
                        Customer C.................      *       17
                        Customer D.................      *       13
                        Customer E.................      *        *
                        Customer F.................     15        *
                        Customer G.................     17        *
                        Customer H.................     12        *
                        Customer I.................      *        *
                        Customer J.................      *       13

              *represents less than 10% of total

     Fair Value of Financial Instruments

              The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the relatively short maturity of those instruments. The carrying amount of long-term debt approximates fair value because the interest rates on these instruments change with market interest rates. The estimated fair value of the subordinated convertible debt is based on the current rates available to the Company for debt with similar terms and maturities, and approximates the carrying value.

     Fixed Assets

              Fixed assets are stated at historical cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over estimated useful lives of three

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     to five years for computers and equipment, five to seven years for furniture and equipment, the shorter of five years or the term of the underlying lease for leasehold improvements and seven years for automobiles.

              The Company periodically reviews fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered.

     Translation of Foreign Currencies

              The functional currencies of the Company's foreign subsidiaries are the local currencies. Accordingly, all assets and liabilities are translated into U.S. Dollars, the reporting currency, at current exchange rates as of the respective balance sheet date. Revenues and expenses are translated at the average rates prevailing during the reporting period. Cumulative translation gains and losses are reported as a separate component of accumulated other comprehensive loss in stockholders' deficit.

     Receivables Denominated in Foreign Currencies

              At September 30, 2000 and 2001, the Company had approximately $1,257,000 and $878,000 respectively, of receivables denominated in foreign currencies. The net loss on foreign currency re-measurement and exchange rate changes for fiscal years 2000 and 2001 was approximately $178,000 and $26,000 respectively.

     Restructuring Charges

              The Company records charges for costs associated with a restructuring plan only when the plan is committed to by the Company, the costs associated with the plan are incremental to other costs incurred by the Company in the conduct of its activities prior to the commitment date and will be incurred as a direct result of the plan, the costs associated with the plan represent amounts to be incurred by the Company under a contractual obligation that existed prior to the commitment date and will either continue after the plan is completed with no economic benefit to the Company or be a penalty incurred by the Company to cancel the contractual obligation, and the cost of the components of the plan being accrued for can be reasonably estimated.

     Mandatorily Redeemable Preferred Stock

              The Company carries its mandatorily redeemable preferred stock at original issue price with periodic adjustments to accrete the carrying value to its redemption value by the earliest possible date of stockholder initiated redemption (see Note 8).

     Earnings per Share

              Basic earnings per share is calculated using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and potential common shares outstanding during the period, except if anti-dilutive. For all years presented potentially dilutive common shares consisting of (i) incremental common shares issuable upon conversion of the mandatorily redeemable preferred stock and subordinated convertible debt (using the if-converted method) and (ii) shares issuable upon the exercise of stock options and warrants (using the treasury stock method) were excluded from the calculation of diluted net loss per share, as their effect would have been anti-dilutive.

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Non-Cash Stock-Based Compensation

              The Company accounts for non-cash stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Under APB 25, compensation cost is measured as the excess, if any, of the market price of the Company's common stock at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized over the vesting period. The Company provides additional pro forma disclosures as required under SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 9).

     Income Taxes

              The Company provides for income taxes using an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the assets and liabilities. A valuation allowance is recorded if, based on the evidence available, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     New Accounting Pronouncements

              In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." FAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, "Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business." FAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company is currently reviewing the provisions of this statement.

              In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). FAS 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. FAS 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill be amortized over their useful lives. FAS 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is before June 30, 2001. The provisions of FAS 142 will be effective for fiscal years beginning after December 15, 2001. The Company is currently reviewing the provisions of these statements.


3.   LIQUIDITY

              During November 2001, management completed a workforce reduction and restructured operations (see Note 6). While management's fiscal year 2002 budget projects that cash flow from operations will be close to breakeven later in the year after the effect of the restructuring is realized, cash flow from operations for the full fiscal year will be negative due to the costs of restructuring and higher cost levels prior to the restructuring. During the four-month period ended February 2002, the Company completed a $7 million private-placement offering in the form of subordinated convertible promissory notes. In addition, the Company anticipates it will

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     be able to expand its revolving credit facility available under its existing bank line by up to $2.2 million (see Note 7).

              Management believes that the Company's cash balance of $3.7 million, at September 30, 2001, along with cash generated from the subordinated convertible debt offering will be sufficient to fund negative cash flow from operations in fiscal year 2002 and meet its obligations as they become due for the foreseeable future. Management is seeking an expansion of its credit facility in the event receivable collections fall behind budget. If existing available cash is insufficient and if the expanded line of credit is required but not expanded, management believes that it has the intent and ability to reduce expenses in order to ensure that the Company can continue to meet its obligations through the foreseeable future. However, there can be no assurance management's plans will be successful.

             Beginning July 1, 2003, upon an affirmative vote of the holders of 67% of the outstanding Series A preferred stock, 50% of the Series A preferred stock is redeemable at the greater of the original issue price per share plus accrued dividends or fair value plus accrued dividends. Series A preferred stockholders could redeem 3,150,000 shares, which represents 50% of the total shares outstanding. Upon an affirmative vote by the shareholders to redeem the shares, the Company would be required to pay a minimum of $3,150,000 plus accrued dividends for to the Series A preferred stockholders. On February 19, 2002, redemption during the period January 1, 2002 to June 30, 2003 was waived by holders of more than 33% of the outstanding Series A preferred stock.

             At dates beginning July 1, 2003 through December 1, 2005, 50% of the Series A, B, C and D preferred stock becomes mandatorily redeemable, and 100% becomes mandatorily redeemable at dates beginning January 1, 2004 through December 1, 2007, upon the affirmative vote of 67% of the Series A, B, C and D preferred stockholders, respectively (see Note 8). Management believes the likelihood of redemption during the foreseeable future is remote, based on the continued and significant investment of the initial preferred stockholders in subsequent preferred stock rounds as well as their investment in the Company's subordinated convertible debt rounds during 2001 and 2002.

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.   FIXED ASSETS

     Fixed assets consist of the following amounts at:

                                                    SEPTEMBER 30,
                                                ---------------------
                 (in thousands)                   2000         2001
                                                --------     --------

     Computer equipment......................   $  2,036     $  2,376
     Office furniture and equipment..........      1,062        1,070
     Leasehold improvements..................        238          269
     Automobiles and  other..................         59           66
                                                --------     --------
                                                   3,395        3,781
     Less:  Accumulated depreciation and
       amortization..........................     (1,390)      (2,529)
                                                --------     --------
                                                $  2,005     $  1,252
                                                ========     ========

              In connection with the Company's fiscal year 2001 restructuring, the Company recorded an asset impairment charge of $277,207 for the write-down of fixed assets consisting primarily of furniture and leasehold improvements (see Note 6).

              Depreciation expense for fiscal years 2000 and 2001 was $832,000 and $877,000, respectively.


5.   JOINT VENTURE

              In December 1998, the Company formed a joint venture, ValueSolution GmbH & Co. KG (ValueSolution) with USU Softwarehaus Unternehmensberatung AG (USU). ValueSolution is a limited partnership organized under the laws of Germany to develop, enhance and market information technology asset management software. MainControl purchased from USU a 50% interest in ValueSolution with a two-vote majority for $603,000. Additionally, in August 1998 the Company issued 750,000 shares of common stock to USU for $465,000. These shares were subject to repurchase until ValueSolution was formed in December 1998. In addition, in April 1999 the Company issued 50,000 shares of common stock to a consultant in exchange for services performed in connection with the establishment of the joint venture.

              The carrying amount of the joint venture investment was determined as the total of the net cash consideration paid, plus an amount for the total shares issued related to the investment at an estimated market price of the Company's common stock as follows:

                                                                (in thousands)

            800,000 shares of common stock.......................  $ 2,576
            Less cash received for common L stock................     (465)
                                                                   -------
            Total value of common stock contributed..............    2,111
            Cash payment.........................................      603
                                                                   -------
            Total consideration paid.............................    2,714
            50% interest in cash contributed by USU..............      (30)
                                                                   -------
            Difference between cost basis and equity in net
             assets of the joint venture on date of acquusition..  $ 2,684
                                                                   =======

              The difference of approximately $2,684,000 between the carrying amount of the joint venture investment and the Company's underlying equity in net assets of the joint venture was assigned to software and was amortized over the estimated software life of approximately two years. Amortization of approximately

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     $1,534,000 and $0 of this difference is included in equity in loss of the joint venture for fiscal years 2000 and 2001, respectively.

              Under the terms of the joint venture agreement, certain matters and key decisions such as operating decisions and appointment and removal of managing directors require the consent of all partners, thus eliminating the Company's ability to exercise control over matters other than the development and enhancement of the software contributed to the joint venture by USU. The Company accounts for its interest in the joint venture in accordance with the equity method of accounting.

              The Company and USU maintain exclusive software distribution rights in exchange for royalty payments to the joint venture equal to 30% of net software sales and maintenance fees during fiscal years 2000, and 2% during fiscal year 2001. Additionally, during fiscal year 2000, the Company provided software development support to the joint venture in exchange for monthly software development fee payments from the joint venture based on pre-established rates under a time and materials arrangement. The Company did not provide software development support to the joint venture during 2001. Software development expense in support of the joint venture's software development was recorded as research and development expense in the period incurred. Payments to the Company from the joint venture for software development were limited to certain percentages of the joint venture's annual sales, which are comprised solely of royalties. However, the Company was not limited in performing software development activities in support of the joint venture's software and incurred expenses in excess of amounts paid by the joint venture. Since the Company maintains distribution rights to the joint venture's software, it recovers research and development expenses incurred in excess of amounts paid by the joint venture through revenues generated by sales of the joint venture's software.

              During October 2000, the Company and USU amended the terms of the joint venture agreement. Under the amended terms, each party holds an irrevocable license to develop and market ValueSolution's asset management software. The Company's development agreement to provide software development support to the joint venture was terminated and, in exchange for reduced royalty payments to the joint venture, each party independently bears their respective costs of and associated rights in future development of the software. The reduced royalty payments equal 2% of each parties' respective net software sales and maintenance fees during fiscal year 2001 and are further reduced to 1% thereafter.

              During fiscal years 2000 and 2001, the Company recognized $1,787,000 and $0, respectively, in software development revenue in connection with joint venture software development activities and incurred $2,180,000 and $0, respectively, in research and development expenses in excess of amounts paid by the joint venture. Additionally, during fiscal years 2000 and 2001, the Company incurred $1,477,000 and $97,000 $14,000, respectively, in royalty expense payable to the joint venture in connection with software sales. (see Note 13). At September 30, 2001, the Company had accounts payable to ValueSolution of $62,000.


6.   RESTRUCTURING CHARGES

              During fiscal year 2001 the Company announced and completed an expense reduction plan focused on improving operational efficiencies and the implementation of measures in order to reduce planned expenses.

                   The Company reduced its workforce by 38 positions affecting all functional areas of the Company. Employee separation benefits under the plan totaled $354,440 consisting primarily of severance and fringe benefits. In addition, the Company consolidated excess office space within its corporate headquarters and recorded charges of $1,144,229 related to vacant space prior to securing subtenants, expected losses on subleases, brokerage commissions and other costs. Expected losses on subleases will be paid over the lease term through November 2004. The Company recorded an asset impairment charge of $277,207 related to the write-down of fixed assets consisting primarily of furniture and leasehold improvements.

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              The following table sets forth an analysis of the components of the fiscal 2001 restructuring charge and the payments made against the accrual through September 30, 2001:


                                                           Committed
                                               Workforce     Excess          Asset
                  (in thousands)               Reduction   Facilities     Impairments    Total
                                              ----------   -----------    ------------  --------
     Restructuring Provision:
       Workforce reduction...................   $  354       $    --        $   --       $   354
       Lease commitments and expected
        losses on subleases..................       --         1,144            --         1,144
       Fixed asset impairment................       --            --           277           277
                                                ------       -------        ------       -------
        Total................................      354         1,144           277         1,775
     Cash paid...............................     (166)         (376)           --          (542)
     Non-cash charges........................       --            --          (277)         (277)
                                                ----------   -------        ------       -------
        Accrual balance, September 30, 2001..   $  188       $   768        $   --       $   956
                                                ==========   =======        ======       =======

              Subsequent to September 30, 2001, the Company announced and completed in November 2001, another workforce reduction of 20 positions affecting all functional areas of the Company and discontinued its subscription-based hosted software offering. Restructuring charges under the November 2001 plan totaled approximately $810,000, consisting primarily of employee separation benefits and costs to be incurred under non-cancelable commitments to purchase application hosting services for the Company's subscription-based hosted software offering and third-party software subscription services, which provide no future economic benefit.

7.   DEBT

     Bank Financing

              During April 1999, the Company entered into a debt agreement with a bank in the form of a $796,000 revolving line of credit, a $2,055,000 equipment term loan and a $565,000 note payable, as amended in April 2001, (collectively, the Debt Agreement). Debt obligations are collateralized by the Company's assets. Borrowings under the revolving line of credit are limited to a borrowing base equal to seventy five percent of eligible accounts receivable, as defined in the agreement. Under the terms of the agreement, the Company is restricted from paying any dividends or making any other distributions in relation to the Company's capital and the Company is required to maintain a quick ratio of at least 1.5 to 1.0 and quarterly revenue levels, subject to certain restrictions, of at least $3,700,000 and $4,900,000 for the quarters ended March 31, 2001 and June 30, 2001, respectively, and $5,900,000 for quarters ending thereafter. The Company was also required to receive a minimum of $10 million from an equity event on or before September 30, 2001, exclusive of proceeds received from the issuance of subordinated convertible promissory notes in March and April 2001. Interest on the outstanding equipment term loan and note payable accrues at the bank's prime rate plus 1% and is payable monthly. Interest on amounts outstanding under the revolving line of credit accrues at the bank's prime rate plus .5% and is payable monthly. At September 30, 2001, the bank's prime rate was 6.0%.

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              Amounts outstanding under the Debt Agreement consist of the following at:


                                                                       SEPTEMBER 30,
                                                                    ------------------
                      (in thousands)                                   2000      2001
                                                                     -------    ------

     Note payable--Principal due in equal monthly installments
       through May 2002; interest due monthly....................     $  342     $ 137
     Equipment term loans--Principal due in equal monthly
       installments through periods ending between May 2002 to
       December 2002; interest due monthly.......................      1,654       841
                                                                      ------     -----
                                                                       1,996       978
     Less current  portion.......................................       (978)     (863)
                                                                      ------     -----
                                                                      $1,018     $ 115
                                                                      ======     =====

              During October 1999, the Company obtained a $296,000 irrevocable standby letter of credit, which guarantees the Company's performance to its landlord (see Note 14).

              Prior to September 30, 2001, the Company received a total of $2,055,000, $565,000 and $500,000 under the equipment term loans, note payable and revolving line of credit, respectively. No remaining amounts are available under the equipment term loans or note payable.

              During the three month period ended October 30, 2001, the Company's quick ratio fell below the 1.5 to 1.0 minimum covenant requirement. During the three quarter's ended December 31, 2001, the Company's revenue fell below the required $4.9 million, $5.9 million and $5.9 million minimum covenant requirement, respectively. Additionally, the Company did not receive the $10.0 million minimum requirement from an equity event on or before September 30, 2001.

              During February 2002, the Company executed a commitment letter from the Bank agreeing to amend the Debt Agreement to waive all technical defaults of its financial covenants arising prior to January 31, 2002, to modify the financial covenants, and to increase the revolving line of credit to $3.0 million and to increase interest on amounts outstanding thereunder to the bank's prime rate plus 1.0%. The modified financial covenants will require the Company to maintain a quick ratio of at least
     1.5 to 1.0, subject to certain adjustments, and a consolidated maximum net loss of $2.3 million and $3.0 million for the six and nine month period ending June 30, 2002 and September 30, 2002, respectively, to be reset thereafter. After allotment for the $296,000 irrevocable standby letter of credit and the $500,000 advance outstanding, the revolving line of credit available to the Company will equal $2,204,000 and will expire on January 31, 2003.

              In connection with the April 2001 amendment, the Company issued a warrant to purchase 22,289 shares of Series D preferred stock, which expires in April 2006. Pursuant to the February 2002 commitment letter, upon amendment of the Debt Agreement the Company will issue a warrant for an additional 21,759 shares of Series D preferred stock, which will expire in February 2009. Both warrants are exercisable for $5.0635 per share and the number of shares and exercise price may be adjusted subject to anti-dilution provisions and under certain other events. Upon expiration, unexercised warrants will be automatically exercised by way of a "cashless" conversion. The April 2001 warrant was assigned an amount determined in accordance with the requirements of APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" (APB 14), equal to $47,000, which amount is considered pre-paid debt issue costs and accreted as non-cash debt issue costs over the revolving line of credit term, approximately one year.

     Subordinated Convertible Promissory Notes

              During March and April 2001, the Company completed a $5,047,000 private placement debt offering in the form of subordinated convertible promissory notes ("First Round Notes"). During the four month period ended February 2002, the Company completed a second private placement debt offering totaling $6,941,000 ("Second Round Notes") (collectively "Notes"). The Notes carry an annual interest rate of 8%, compounded quarterly and principal and accrued interest mature two years from date of issuance. The Notes are subordinate to the Company's preexisting or future obligations arising under its existing Debt Agreement. Concurrent with the offerings, the Company issued stock purchase warrants with warrant coverage equal to 20% of the original principal balance. The warrants expire upon the earliest of (a) the end of a five year term, (b) upon a qualified initial public offering of the Company's common stock or (c) upon a qualified change in control of the Company.

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              In the event the Company completes a qualified private placement of its capital stock with gross proceeds to the Company of at least $4 million, the Notes, plus accrued interest, automatically convert into and the warrants become exercisable for, shares of the capital stock at (i) a price equal to the price per share received, in the case of the warrants and First Round Notes, (ii) the price per share received less a discount of 2-1/2% per full month from the date of the note, up to a maximum discount of 30%, in the case of the Second Round Notes, or (iii) if a qualified private placement of at least $4 million is not completed by the time of a qualified change in control of the Company or March 31, 2002, as amended, at the option of the holder, the Notes and accrued interest are convertible into and the warrants are exercisable for, Series D preferred stock at a price equal to $0.25 per share.

              In the event of a change in control of the Company prior to conversion or maturity, the Notes automatically mature and become payable for an amount equal to three times the outstanding principal balance, plus accrued interest, and the warrants become exercisable for the number of shares of Series D preferred stock equal to the 20% warrant coverage dividend by 75% of the amount of consideration to be received for one share of Series D preferred stock upon the change in control at an exercise price of $0.25 per share.

              The warrants issued in connection with the First and Second Round Notes were assigned amounts determined in accordance with the requirements of APB 14 equal to $388,000 and $1,232,000, respectively. These amounts are considered discounts on the notes payable and accreted as non-cash debt issue costs over the expected debt term.


8.   MANDATORILY REDEEMABLE PREFERRED STOCK

              In April 1996, the Company completed a private placement of 6,300,000 shares of Series A preferred stock at a price of $1.00 per share. Net proceeds to the Company after issuance costs were approximately $6,237,000. In September 1997 and December 1997, the Company completed a private placement of 2,086,982 and 601,189 shares, respectively, of Series B preferred stock at a price of $3.72 per share. Net proceeds to the Company after issuance costs were approximately $7,717,000 and $2,230,000, respectively. During the period of December 1998 through June 1999, the Company issued 3,689,065 shares of Series C preferred stock at a price of $3.795 per share. Net proceeds to the Company after issuance costs were approximately $13,942,000. In January 2000, the Company completed a private placement of 3,505,481 shares of Series D preferred stock at a price of $5.0635 per share. Net proceeds to the Company after issuance costs were $17,691,000.

              Upon liquidation, (i) holders of Series D preferred stock in preference to holders of Series A, Series B and Series C preferred stock and holders of common stock, (ii) holders of Series C preferred stock in preference to holders of Series A and Series B preferred stock and holders of common stock and (iii) holders of Series A and Series B preferred stock in preference to holders of common stock are entitled to receive an amount equal to the original issue price paid per share, as adjusted for certain defined recapitalization events, plus accrued dividends, if any.

              Upon the affirmative vote of holders of 67% of the outstanding Series A preferred stock, each outstanding share of Series A preferred stock is mandatorily redeemable by the Company at the greater of the original issue price paid per share plus accrued dividends or fair value plus accrued dividends. At any time afterJuly 1, 2003, up to 50% of the Series A preferred stock is redeemable upon such vote; up to 100% is redeemable at any time after January 1, 2004. On February 19, 2002, redemption during the period January 1, 2002 to June 30, 2003 was waived by holders of more than 33% of the outstanding Series A preferred stock. During fiscal year ended 2000, the Company recorded accretion on preferred stock of approximately $13,194,000 and negative accretion of $4,861,000 during fiscal year 2001.

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              Upon the affirmative vote of holders of 67% of the outstanding Series B, Series C and Series D preferred stock, each outstanding share of Series B, Series C and Series D preferred stock is mandatorily redeemable by the Company, respectively, at the original issue price paid per share plus accrued dividends. At any time after July 1, 2003, in the case of the Series B preferred stock, October 1, 2004, in the case of Series C preferred stock and December 1, 2005, in the case of Series D preferred stock, up to 50% of the Series B, Series C and Series D preferred stock is redeemable upon such vote. Up to 100% of the shares are redeemable at any time after July 1, 2005, in the case of Series B preferred stock, October 1, 2006, in the case of Series C preferred stock and December 1, 2007, in the case of Series D preferred stock.

              Each outstanding share of Series A, Series B, Series C and Series D preferred stock (collectively, "convertible preferred stock") is convertible into common stock at the option of the holder. All outstanding shares of convertible preferred stock automatically convert into common stock upon the earlier of (i) the Company's sale of its common stock in a qualified public offering, subject to certain minimum amounts; or (ii) the majority vote of the holders of convertible preferred stock voting together as a single class. Upon conversion, each share of convertible preferred stock shall convert into one share of common stock, subject to certain adjustments.

              In the event the Company issues additional shares of common stock or securities convertible into common stock, subject to certain exclusions, for consideration less than the original issue price paid for the outstanding convertible preferred stock, then the convertible preferred stock conversion price shall be reduced in accordance with anti-dilution provisions. Further, in the event prior to December 1, 2000, (i) the Company sells common stock which becomes publicly traded, or (ii) the Company is acquired by another entity, or (iii) substantially all assets of the Company are sold and the price per share received by holders of the common stock is at least $9 per share, the Series C preferred stock conversion ratio changes such that each share of Series C preferred stock converts into 0.8285691 shares of common stock.

              Each holder of convertible preferred stock is entitled to vote on all matters on an "as if converted" basis. Dividends, if declared by the board of directors, are in preference to any dividends declared on common stock at the rate of 8% of the original issue price paid per share per annum and are not cumulative. No dividends have been declared.

              Before taking certain actions, the Company must obtain the majority approval of the holders of certain outstanding convertible preferred shares. Depending upon the action, the convertible preferred stockholders may vote separately for each series or together as a single class. Furthermore, such approval for certain actions is not required if there is approval by at least 75% of the members of the board of directors. These actions include making loans or advances to employees and guaranteeing the indebtedness of any other party, other than in the ordinary course of business, the sale of all or substantially all of the Company's property or business, mergers with any other corporation, acquisitions of other businesses, issuance of senior equity securities and the declaration and payment of dividends on common stock.


9.  STOCKHOLDERS' EQUITY

     Common Stock

              The Company has 30,000,000 shares of common stock, $0.001 par value, authorized at September 30, 2001. The voting, dividend and liquidation rights of common stockholders are subject to and qualified by the rights of preferred stockholders. Common stockholders are entitled to one vote on all matters brought before the stockholders for each share of common stock held and are entitled to receive dividends when, as and if, declared by the Company and subject to preferential dividend rights of preferred stockholders. Upon liquidation, dissolution or winding up of the Company, common stockholders will be entitled to receive all

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     assets of the Company available for distribution to stockholders, subject to preferential rights of preferred stockholders.

     Stock Options

              In March 1996, the Company established the 1996 Stock Option Plan (the Plan) which allows for up to 6,000,000 shares of the Company's authorized but unissued common stock to be issued under the Plan. The Plan is administered by the Company's board of directors and options may be granted to employees, non-employee members of the board of directors and independent consultants and contractors who provide services to the Company. Options granted under the Plan may be either incentive stock options or non-qualified stock options and the terms of any such options are determined by the board of directors. However, no option shall have a contractual life in excess of ten years from the date of grant.

              Stock options granted under the Plan generally have a ten-year contractual life and are exercisable on the date of grant. Unvested shares issued upon exercise of the options are subject to a repurchase right in favor of the Company. Generally, unexercised options and the Company's repurchase right of shares purchased upon exercise of unvested options expires at the rate of 25 percent on the one year anniversary of the grant and ratably thereafter over the following three-year period as the options or shares becomes fully vested. At September 30, 2001, 15,375 shares exercised under the Plan are subject to the Company's repurchase right at a weighted-average per share price of $2.43.

              In September 1997, the Plan was amended to include accelerated vesting provisions in the event of a change in control of the Company. In accordance with APB 25 and concurrent with this amendment, a new measurement date was established and non-cash stock-based compensation for previous grants under the Plan was determined based on the difference between the estimated current market value and the exercise price and recognized over the remaining vesting period of the grants.

              During fiscal year 1999, stock options were granted under the Plan at an exercise price below the estimated market price of the Company's common stock at the date of grant. In accordance with APB 25, non-cash stock-based compensation was determined and is being recognized over the vesting period of the grant or, in the event the stock options were exercised, as the Company's repurchase right of unvested shares issued upon exercise lapses.

              Non-cash stock-based compensation expense during fiscal years 2000 and 2001 was approximately $425,000 and $231,000, respectively. Total unamortized, deferred stock-based compensation expense at September 30, 2001 was approximately $235,000.

     Options Outstanding and Exercisable

              The following table summarizes stock option activity:

                                                                       WEIGHTED-
                                                                       AVERAGE
                                                         NUMBER OF     EXERCISE
                                                          OPTIONS        PRICE
                                                         ---------     ---------

     Balance at September 30, 1999....................   2,077,190       2.28
       Granted........................................   1,222,926       5.43
       Exercised......................................     (76,753)      0.60
       Canceled.......................................    (461,333)      2.44
                                                         ---------
     Balance at September 30, 2000....................   2,762,030       3.69

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Granted........................................   1,331,052        .90
       Exercised......................................     (32,562)       .82
       Canceled.......................................  (1,402,327)      3.76
                                                        ----------
     Balance at September 30, 2001....................   2,658,193       2.29
                                                        ==========
     Available for grant at September 30, 2001........   1,718,046
                                                        ==========

              The following table summarizes information about stock options outstanding and exercisable at September 30, 2001:

                       OPTIONS OUTSTANDING AND EXERCISABLE
         ----------------------------------------------------------
                                        WEIGHTED-
                                         AVERAGE
                                        REMAINING         WEIGHTED-
         RANGE OF                      CONTRACTUAL         AVERAGE
         EXERCISE         NUMBER       AVERAGE LIFE       EXERCISE
          PRICES       OUTSTANDING       IN YEARS          PRICE
         --------      -----------     ------------       ---------

           $0.10          50,000           5.4              $0.10
            0.62         379,543           6.6               0.62
            0.90       1,197,830           9.5               0.90
            1.40               0           0.0               1.40
            3.80         543,595           6.7               3.80
            5.06         348,495           8.6               5.06
            5.30          46,000           7.8               5.30
            7.59          92,730           8.6               7.59
                      ----------
                       2,658,193           8.3
                      ==========

              The fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model. The weighted-average assumptions included in the Company's fair value calculations are as follows:

                                                    YEAR ENDED SEPTEMBER 30,
                                                       2000        2001
                                                      ------      ------

     Expected life (in years)......................       4          4
     Risk-free interest rate.......................    6.36%      4.73%
     Volatility....................................       --        --
     Dividend yield................................       --        --


              Had the Company determined compensation costs for stock option awards in accordance with SFAS No. 123, the Company's pro forma net loss would have been approximately $19,615,000 and $15,570,000 for the fiscal years ended September 30, 2000 and 2001 respectively. Net loss per share would have been $4.12 and $1.34 for the fiscal years ended September 30, 2000 and 2001 respectively. Compensation cost calculated under the fair value approach is recognized over the vesting period of the respective stock options.

     Warrants Outstanding and Exercisable

              During the year and subsequent to year end, the Company issued warrants to purchase the Company's stock, in connection with debt financing arrangements (see Note 7).

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.  EMPLOYEE SAVINGS PLAN

              The Company has a 401(k) Savings Plan (the Savings Plan) in which all employees are eligible to participate. The Company may, at its discretion, match up to 100% of participant contributions. No contributions to the Savings Plan were made by the Company during fiscal 1998 and 1999. Effective January 1, 2000, the Company began matching 50% of participant contributions, up to the first 6% of participant compensation, as approved by the board of directors. During fiscal years 2000 and 2001, the Company contributed $215,000 and $268,000 to the Savings Plan, respectively.


11.  INCOME TAXES

              The (benefit from) provision for income taxes consist of the following:
                                                      YEAR ENDED SEPTEMBER 30,
                                    (in thousands)       2000         2001
                                                     -----------   -----------

     Deferred tax (benefit) provision:
       U.S. federal................................    $  5,394      $ 3,704
       Foreign.....................................       1,734        1,308

       State and local.............................         952          654
     Increase in valuation allowance...............      (8,080)      (5,666)
                                                       --------      -------
                  Total............................    $     --      $    --
                                                       ========      =======

              The Company provides deferred taxes for temporary differences between the bases of assets and liabilities for financial reporting purposes and the bases of assets and liabilities for tax return purposes. The deferred tax asset/(liability) at September 30, 2000 and 2001, is attributable to the following:


                                                                                    SEPTEMBER 30,
                                                                           ----------------------------
                                                      (in thousands)          2000            2001
                                                                           ------------    ------------
     Deferred tax assets:
       Allowance for doubtful
        accounts........................................................       $   68         $  49
       Amortization of start-up costs...................................           35            --
       Reserves.........................................................           43            --
       Accrued expenses.................................................          125           399
       Deferred revenues................................................           65            65
       Contribution carryforward........................................           --             1
       R&E credit.......................................................          453           548
       Federal and state net operating-loss carryforwards ("NOLs")......       13,235        16,747
       Foreign NOLs.....................................................        4,036         5,345
       Software amortization............................................          182            85
       Stock warrants...................................................           --           149
       Restructuring....................................................           --           363
                                                                             --------      --------
               Total deferred tax assets................................       18,242        23,751
                                                                             --------      --------
     Deferred tax liabilities:
       Depreciation and amortization....................................          (63)           94
                                                                              -------      --------
               Total deferred tax liability.............................          (63)           94
                                                                             --------      --------
               Total deferred tax asset before valuation allowance......       18,179        23,845

     Valuation allowance................................................      (18,179)      (23,845)
                                                                             --------      --------
               Net deferred tax asset ..................................     $     --      $     --
                                                                             ========      ========

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


              As of September 30, 2001 management has concluded that a full valuation allowance is required on the deferred tax assets based on its amendment that the valuation of deferred tax assets does not meet the "more likely then not" criteria under SFAS 109.

              As of September 30, 2001, the company had net operating loss carryforwards for both U.S. federal and state income tax reporting purposes of approximately $44.0 million. These carryforwards expire between 2011 and 2021. The company's ability to utilize the net operating loss carryforwards in future years may be limited in some circumstances, including significant changes in ownership interests, due to certain provisions of the Internal Revenue Code of 1986. As of September 30, 2001 MCL has net operating loss carryforwards in Israel of approximately $5.5 million, which do not have an expiration period. As of September 30, 2001 MCUK had net operating loss carryforwards of approximately $6.0 million, which do not have an expiration period. As of September 30, 2001, the Company also had net operating loss carryforwards of $3.0 million in Germany. These losses are related to the MCDE subsidiary and the joint venture and do not have an expiration period. As of September 30, 2001 the company also had net operating loss carryforwards of approximately $700,000 in France, which do not have an expiration period.

              In 1997, the Company made an election under the United States tax laws to domesticate its Israeli subsidiary, MCL. As a result of this election, on January 1, 1997, MCL is treated as transferring all of its assets to a domestic corporation. Therefore, for tax purposes MCL is treated as a taxable subsidiary in both Israel and Delaware from January 1, 1997 forward.

              The provision for income taxes differed from that which would be computed by applying the U.S. federal income tax rate to income before income taxes as follows:


                                                     YEAR ENDED SEPTEMBER 30,
                                                              2000      2001
                                                             ------    ------

     Computation of U.S. federal income taxes at 34%.......   34.0%     34.0%
     Additional tax loss from joint venture................    4.5      (0.1)
     State and local taxes, net of federal income
      tax benefit..........................................    4.3       3.9
     Increase in  valuation................................  (42.1)    (37.2)
     Other.................................................   (0.7)     (0.6)
                                                             -----     -----
     Provision for income taxes............................     --%       --%
                                                             =====     =====


12.  SEGMENT INFORMATION

              The Company classifies its operations into one industry segment, software development and related services. The Company's revenues by country or geographic region of customer location were as follows:


                                                  YEAR ENDED SEPTEMBER 30,
                      (in thousands)                 2000         2001
                                                   --------      -------

     United States................................  $12,520      $11,761
     United Kingdom...............................    2,822        1,325
     Germany......................................    1,840           23
     Switzerland..................................      226          869
     France.......................................      115           26
     Rest of world................................      104           11
                                                    -------      -------
                                                    $17,627      $14,015
                                                    =======      =======

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              The Company's long-lived assets by country or geographic region consist of the following at:

                                                        SEPTEMBER 30,
                                                    --------------------
                      (in thousands)                  2000         2001
                                                    -------      -------

     United States................................  $ 1,908      $ 1,538
     Germany......................................      264            0
     United Kingdom...............................      111          160
     Israel.......................................        1            1
                                                    -------       -------
                                                    $ 2,284       $ 1,699
                                                    =======       =======


13.  RELATED-PARTY TRANSACTIONS

     Interchip

              During fiscal year 2000, the Company was a party to an international marketing agreement with a software distributor, Interchip Distributed Systems GmbH (Interchip), which is owned by the Company's Chief Executive Officer and another member of the Company's board of directors. Under the marketing agreement, Interchip had an exclusive right, which was amended to a non-exclusive right effective in April 1999, to market certain of the Company's products in Germany, Austria and Switzerland. In return, the Company was entitled to royalties generally calculated as 50% of the sales price of license and maintenance revenues to end-users. (See Note 2 regarding the Company's revenue and cost of revenue accounting policies in instances where the Company provides substantial sales and customer support to its distributors.) During fiscal year 2000, the Company recognized revenue of approximately $280,000 and distributor expense of approximately $72,000 under this agreement. In addition, during fiscal year 2000, the Company subcontracted Interchip to perform certain professional services for fees of $76,000. At September 30, 2000, the Company had accounts receivable due from Interchip of $169,000 and accounts payable due to Interchip of $56,000.

              During October 2000, the Company and Interchip terminated their international marketing agreement and the Company purchased Interchip's rights to customer contracts previously entered into by Interchip under the agreement along with Interchip's customer prospect list for consideration of $585,000. The Company's investment in the purchased contracts rights and prospect list is being amortized over an estimated useful life of approximately two years. Amortization expense for fiscal year 2001 was $300,000.

     USU

              The Company from time to time engaged in transactions with a software developer, USU, which is a stockholder in the Company and the Company's joint venture partner (see Note 5). During fiscal year 2000, the Company incurred fees of approximately $153,000 for professional services and development work provided by USU. In connection with the sale and distribution of certain of USU's products, during fiscal years 2000 and 2001, the Company incurred royalty expense of approximately $0 and $30,000, respectively. At September 30, 2001, the Company had net accounts payable to USU of $28,000.

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


              The following is a summary of related-party transactions:


                                                    YEAR ENDED SEPTEMBER 30,
                      (in thousands)                   2000          2001
                                                     -------        ------
     Related-party revenue:
       Maintenance:
        Interchip.................................   $   280        $  --
                                                     -------        -----
       Joint-venture development fees:
        ValueSolution............................      1,787           --
                                                     -------        -----

               Total related-party revenue........   $ 2,067        $  --
                                                     =======        =====
     Related-party cost of revenue:
       License:
        USU.......................................   $    --        $   8
        ValueSolution.............................     1,236           62
                                                     -------        -----
                                                       1,236           70
                                                     -------        -----
     Maintenance:
        Interchip.................................        72           --
        USU.......................................        --           22
        ValueSolution.............................       241           35
                                                     -------        -----
                                                         313           57
                                                     -------        -----
     Professional services:
        Interchip.................................        76           --
        USU.......................................        22           --
                                                     -------        -----
                                                          98           --
                                                     -------        -----
            Total related-party cost of revenue...   $ 1,647        $ 127
                                                     =======        =====
     Related-party research and development
      expense:
       USU........................................   $   131        $  --
                                                     -------        -----
            Total related party research and
              development expense.................   $   131        $  --
                                                     =======        =====

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                           SEPTEMBER 30,
                                                        -------------------
                            (In thousands)               2000         2001
                                                        -------      ------
     Related-party assets:

       Accounts receivable:
        Interchip...................................... $  169       $   --
                                                        ------       ------
       Other assets:
        ValueSolution.................................      62            2
                                                        ------       ------
               Total related-party
               assets.................................  $  231       $    2
                                                        ======       ======

     Related-party liabilities:

       Accounts payable and accrued liabilities:
        Interchip.....................................  $   56       $   --
        USU...........................................      --           28
        ValueSolution.................................      --           62
                                                        ------       ------
                                                            56           90
                                                        ------       ------
       Deferred revenue:
        Interchip.....................................      52           --
        ValueSolution.................................      27           --
                                                        ------       ------
                                                            79           --
                                                        ------       ------
               Total related-party liabilities........  $  135       $   90
                                                        ======       ======


14.  COMMITMENTS AND CONTINGENT LIABILITIES

     Research and Development Contracts with the Chief Scientist

              MCL previously entered into research and development contracts with the Chief Scientist of the Israeli Ministry of Industry and Trade (the Chief Scientist). Under the agreements, MCL received grants from the Chief Scientist for use in certain approved research and development projects. In return, the Chief Scientist is entitled to receive royalties on sales of the product for which the research is being undertaken. Such royalties are limited to as much as 300% of total grants received at the rate of up to 5% to 6% of qualifying sales. MCL had received approximately $365,000 from the Chief Scientist through September 30, 1996. There were no grants from the Chief Scientist subsequent to September 30, 1996. Through September 30, 2001, the Company had accrued related royalty expense of approximately $448,000, of which $368,000 has been paid to the Chief Scientist as of September 30, 2001.

              In March 1999, the Company made an application to the Chief Scientist to transfer from MCL to MainControl the manufacturing rights of products developed under contract with the Chief Scientist. Upon approval of this election, maximum royalties to the Chief Scientist could total approximately $1,095,000.

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Operating Lease Commitments

              The Company has certain minimum obligations, which principally pertain to non-cancelable operating leases for office space, as well as obligations for the purchase of application hosting services and other subscription services. At September 30, 2001, future minimum payments are as follows:

                           YEAR ENDED SEPTEMBER 30,
                          --------------------------
                               (in thousands)

                          2002.............   $1,684
                          2003.............    1,373
                          2004.............    1,247
                          2005.............      155
                                              ------
                                              $4,459
                                              ======

              Rent expense was $1,177,000 and $1,002,000 for fiscal years 2000 and 2001, respectively. The Company's lease for its U.S. headquarters expires during fiscal year 2004 and is renewable thereafter for a period of five additional years. During December 2001, the Company sublet a portion of its headquarters' facility through the end of the lease term to various subtenants for an aggregate future rental expense offset of $1,326,000 (see
     Note 6). During fiscal year 2001, the Company accrued restructuring charges of $1,144,229 related to vacant space prior to securing subtenants, expected losses on subleases, brokerage commissions and other costs.

              During the lease term, the Company is required to maintain a $296,000 security deposit with the landlord in the form of either a cash deposit or irrevocable letter of credit (see Note 7).

     Legal

              The Company encounters allegations and litigation in the course of business. The Company believes that any negative consequences of such allegations are remote and are not expected to affect the operations or financial position of the Company.

                                MAINCONTROL, INC
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)


                                     ASSETS

  (IN THOUSANDS,EXCEPT SHARE DATA)                                                                 MARCH 31, 2002
                                                                                                   --------------
Current assets:
  Cash and cash equivalents                                                                            $  4,165
  Accounts receivable, less allowance for
     doubtful accounts of $75                                                                             1,539
  Other assets                                                                                              328
                                                                                                       --------
    Total current assets                                                                                  6,032
                                                                                                       --------

Property and equipment, net                                                                                 888
Other non-current assets                                                                                    255
                                                                                                       --------
    Total assets                                                                                       $  7,175
                                                                                                       ========

                LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable                                                                                      $    139
 Accrued payroll                                                                                            258
 Accrued expenses                                                                                         1,118
 Accrued restructuring charges                                                                              413
 Accrued royalties                                                                                          155
 Deferred revenue                                                                                         1,726
 Current portion of long-term debt                                                                          946
 Other current liabilities                                                                                   18
                                                                                                       --------
   Total current liabilities                                                                              4,773
                                                                                                       --------

 Accrued restructuring charges                                                                              355
 Other non-current liabilities                                                                              837
 Subordinated convertible debt                                                                           11,988
                                                                                                       --------
   Total liabilities                                                                                     17,953
                                                                                                       --------
Commitments and contingencies

Mandatorily redeemable preferred stock:
Convertible preferred stock, $0.001 par value;
20,000,000 shares authorized;16,182,717 shares
issued and outstanding                                                                                   56,271
                                                                                                       --------

Stockholders' Deficit
Common stock, $.001 par value;30,000,000 authorized;
  7,990,264 shares issued and outstanding                                                                     8
Additional paid-in capital                                                                                   --
Deferred stock-based compensation                                                                          (150)
Accumulated deficit                                                                                     (66,773)
Accumulated other comprehensive loss                                                                       (134)
                                                                                                       --------
    Total stockholders' deficit                                                                         (67,049)
                                                                                                       --------
    Total liabilities, mandatorily redeemable preferred stock
     and stockholders' deficit                                                                         $  7,175
                                                                                                       ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                MAINCONTROL, INC

                      STATEMENTS OF OPERATIONS (UNAUDITED)



                                                                  SIX MONTHS ENDED MARCH 31,
(in thousands,except share data)                                   2001                 2002
                                                               -----------           -----------
    License                                                    $     2,395           $       830
    Maintenance                                                      1,267                 1,546
    Professional Services                                            2,944                 1,926
                                                               -----------           -----------
             Total revenues                                          6,606                 4,302
                                                               -----------           -----------
Cost of revenues:
   License                                                              95                    30
   Maintenance                                                         221                   132
   Professional services, exclusive of non-cash
     stock-based compensation of $4 and $4                           1,343                   853
                                                               -----------           -----------
                                                                     1,659                 1,015
                                                               -----------           -----------
Gross margin                                                         4,947                 3,287
                                                               -----------           -----------
Operating expenses:
    Product development, exclusive of non-cash
    stock-based compensation of $27 and $17                          3,599                 2,223
    Sales and marketing, exclusive of non-cash
    stock-based compensation of $46 and $22                          8,206                 3,535
    General and administrative, exclusive of
     non-cash stock-based compensation of $46 and $42                1,763                 1,452
    Non-cash stock-based compensation                                  123                    85
    Restructuring                                                    1,017                   781
                                                               -----------           -----------
             Total operating expenses                               14,708                 8,076
                                                               -----------           -----------
Loss from operations                                                (9,761)               (4,789)

    Interest income                                                    127                    32
    Interest expense                                                   (92)                 (431)
    Non-cash debt issue costs                                           --                (1,257)
                                                               -----------           -----------
             Loss before equity in (loss) of
               joint venture                                        (9,726)               (6,445)

    Equity in loss before equity in income of
      joint venture                                                     24                    --
                                                               -----------           -----------

            Net loss                                           $    (9,702)          $    (6,445)
                                                               ===========           ===========

  Basic and diluted net loss per common share                  $     (1.22)          $     (0.81)

 Weighted-average number of common shares used in
   computing basic and diluted net loss per
   common share                                                  7,983,205             7,989,964




         The accompanying notes are an integral part of the consolidated financial statements.

                                MAINCONTROL, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                              SIX MONTHS ENDED MARCH 31,
 (IN THOUSANDS)                                                2001              2002
                                                             --------          --------
 Cash flows from operating activities:
    Net loss                                                 $(9,702)          $(6,445)
   Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization                               600               427
     Impairment of fixed assets                                   --                24
     Provision for bad debts                                      90               101
     Non-cash stock-based compensation                           123                85
     Non-cash debt issue costs                                 1,257
     Equity in loss(income) of joint venture                     (24)               --
   Changes in assets and liabilities:
     Accounts receivable                                         550               640
     Other current assets                                        198               172
     Other non-current assets                                     (1)               41
     Accounts payable                                           (118)              (81)
     Accrued payroll                                             (98)             (907)
     Accrued expenses                                            159              (361)
     Accrued restructuring charges                              (469)             (188)
     Accrued royalties                                            14               (71)
     Deferred revenue                                             63              (700)
     Other current liabilities                                   (40)              (62)
     Other non-current liabilities                                92                65
                                                             -------           -------
 Net cash used by operating activities                        (7,306)           (6,003)
                                                             -------           -------
 Cash flows from investing activities:
     Purchase of contract rights                                (585)               --
     Investment in joint venture                                 288                --
     Acquisitions of property and equipment                     (328)              (60)
                                                             -------           -------
Net cash used in investing activities                           (625)              (60)
                                                             -------           -------
 Cash flows from financing activities:
     Repayment of long-term debt                                (485)             (532)
     Net proceeds from sale of common stock and
       exercise of stock options                                  26                 1
     Proceeds from subordinated convertible debt               4,121             6,941
     Purchase of stock subject to repurchase rights              (12)               (1)
                                                             -------           -------
 Net cash provided by financing activities                     3,650             6,409
                                                             -------           -------

 Effect of exchange rate changes on cash                         (25)              (32)

 Net decrease in cash and cash equivalents                    (4,306)              314

 Cash and cash equivalents, beginning of year                  9,643             3,731
                                                             -------           -------

 Cash and cash equivalents, end of year                      $ 5,337           $ 4,165
                                                             =======           =======

         The accompanying notes are an integral part of the consolidated financial statements.

                                MAINCONTROL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 2002 AND 2001

                                   (UNAUDITED)

         The unaudited consolidated financial statements of MainControl, Inc. ("MainControl") herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the results of operations for the interim periods presented. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading. These financial statements and the notes thereto should be read in conjunction with MainControl's Financial Statements for the fiscal years ended September 30, 2001 and 2000 contained herein.

                               MRO SOFTWARE, INC.
               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                   (UNAUDITED)


         On June 14, 2002, MRO Software, Inc ("MRO Software") acquired MainControl, Inc. ("MainControl"), by means of the merger of a wholly-owned subsidiary of MRO Software that was formed for the purpose ("Merger Sub") with and into MainControl, as a result of which MainControl became a wholly-owned subsidiary of MRO Software (the "Merger"). The Merger was effected pursuant to an Agreement and Plan of Merger made as of May 28, 2002 among MRO Software, Merger Sub, MainControl, Mr. Alex Pinchev and Shai Beilis as Shareholders' Representative.

         As consideration for the Merger, MRO Software (i) issued to MainControl's shareholders a total of 1,098,843 shares of MRO Software Common Stock, and (ii) paid to Mr. Pinchev and certain other officers of MainControl a total of $2.8 million in cash, and agreed to pay an additional $700,000 upon and subject to the achievement of certain future software revenues. The amount of the consideration was determined by arms' length negotiations between MRO Software and MainControl. Twenty (20%) percent of the consideration was placed in escrow as security against claims for breaches of representations or warranties which may be asserted by MRO Software. The total value of the consideration was approximately $17 million, based upon the closing price of MRO Software's Common Stock on May 28, 2002.

         The following unaudited pro forma combined condensed balance sheet as of March 31, 2002 and unaudited pro forma combined condensed statements of operations for the year ended September 30, 2000 and the six months ended March 31, 2002 (collectively, the "Unaudited Pro Forma Statements") were prepared to give effect to the Merger accounted for under the purchase method of accounting. The unaudited pro forma combined condensed balance sheet assumes that the Merger occurred on March 31, 2002. The unaudited pro forma combined condensed statements of operations for the year ended September 30, 2001 and for the six months ended March 31, 2002 assume that the Merger occurred on October 1, 2000. The Unaudited Pro Forma Statements are based on the historical consolidated financial statements of MRO Software and MainControl under the assumptions and adjustments set forth in the accompanying notes to the Unaudited Pro Forma Statements. The combined financial information for the fiscal year ended September 20, 2001 has been obtained from the consolidated financial statements of MRO Software and MainControl. The combined financial information for the six months ended March 31, 2002 has been obtained from the unaudited consolidated financial statements of MRO Software and MainControl and includes, in the opinion of MRO Software's and MainControl's managements, all adjustments necessary to present fairly the data for such period. The Unaudited Pro Forma Statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future.

         The pro forma adjustments are based upon available information and upon certain assumptions as described in the notes to the Unaudited Pro Forma Statements that MRO Software's management believes are reasonable in the circumstances. The purchase price has been allocated to the acquired assets and liabilities based on a preliminary independent appraisal of their respective values. Although MRO Software believes, based on available information, that the fair values and allocation of the purchase price included in the Unaudited Pro Forma Statements are reasonable estimates, final purchase accounting adjustments will be made on the basis of evaluations and estimates which are in progress, but have not yet been finalized. As a result, final allocation of costs related to the Merger may differ from that presented herein. The Unaudited Pro Forma Statements and accompanying notes should be read in conjunction with the consolidated financial statements and accompanying notes thereto of MRO Software included in its Annual Report on Form 10-K for the year ended September 30, 2001 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

         PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF MARCH 31, 2002
                                   (UNAUDITED)


                                                                                          PRO FORMA          PRO FORMA
                                                          MRO          MAINCONTROL       ADJUSTMENTS          COMBINED
                                                       --------       ------------       -----------         ---------
                  (in thousands)
                      ASSETS
Current assets:
Cash and cash equivalents                              $ 61,115        $   4,165           $ (2,808) (a)     $  62,472
Marketable securities                                       757               --                 --                757
Accounts receivable, net                                 32,003            1,539                 --             33,542
Prepaid expenses and other current assets                 8,166              328                 --              8,494
Deferred income taxes                                     3,368               --                 --              3,368
                                                       --------        ---------           --------          ---------

     Total current assets                               105,409            6,032             (2,808)           108,633

Marketable securities                                       500               --                 --                500
Property and equipment, net                              10,577              888                 --             11,465
Intangible assets, net                                   44,878                -             16,034  (b)        60,912
Other assets                                              2,042              255                 --              2,297
Deferred income taxes                                     7,821               --                 --              7,821
                                                       --------        ---------           --------          ---------

     Total assets                                       171,227        $   7,175           $ 13,226          $ 191,628
                                                       ========        =========           ========          =========

  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses                  $ 17,249        $     570           $    710  (a)     $  18,529
Accrued compensation                                      6,843            1,118                 --              7,961
Accrued restructuring                                        --              413                 --                413
Deferred revenue                                         24,314            1,726                 --             26,040
Short term debt                                                              946                 --                946
                                                       --------        ---------           --------          ---------

     Total current liabilities                           48,406            4,773                710             53,889

Other long term liabilities                                  87            1,192                                 1,279
Subordinated convertible debt                                             11,988            (11,988) (d)            --

Mandatorily redeemable preferred stock                       --           56,271            (56,271) (e)            --

Stockholders' equity (deficit):                                                                                     --
Common stock                                                231                8                  3  (e)           242
Additional paid-in capital                               94,180                              13,715  (e)       107,895
Deferred compensation                                      (231)            (150)               150  (e)          (231)
Retained earnings (deficit)                              30,089          (66,773)            66,773  (e)        30,089
Accumulated other comprehensive loss                     (1,535)            (134)               134  (e)        (1,535)
                                                       --------        ---------           --------          ---------

     Total stockholders' equity (deficit)               122,734          (67,049)            80,775            136,460
                                                       --------        ---------          ---------          ---------

     Total liabilities and stockholders'
         equity (deficit)                              $171,227        $   7,175           $ 13,226          $ 191,628
                                                       ========        =========           ========          =========

                                                             --               --                 --                 --



      See accompanying notes to the pro forma combined condensed financial information.

                     PRO FORMA COMBINED CONDENSED STATEMENT
               OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2001
                                   (UNAUDITED)


                                                                                  PRO FORMA          PRO FORMA
                                                    MRO          MAINCONTROL      ADJUSTMENTS         COMBINED
                                                 ----------      -----------      -----------       -----------
    (in thousands,except per share data)
Revenues:
     Software                                    $  61,337        $   5,341                          $   66,678
     Support and services                          124,113            8,674                             132,787
                                                 ---------        ---------         --------         ----------
         Total revenues                            185,450           14,015               --            199,465

Cost of revenues:
     Software                                        2,438              327                               2,765
     Support and services                           70,423            2,929                              73,352
                                                 ---------        ---------         --------         ----------
         Total cost of revenues                     72,861            3,256               --             76,117

Gross profit                                       112,589           10,759               --            123,348

Operating expenses:
     Sales and marketing                            73,202           14,374                              87,576
     Product development                            27,559            5,823                              33,382
     General and administrative                     18,022            3,461                              21,483
     Restructuring charges                                            1,776                               1,776
     Intangible amortization                        14,561               --            1,090  (c)        15,651
                                                 ---------        ---------         --------         ----------

         Total operating expenses                  133,344           25,434            1,090            159,868
                                                 ---------        ---------         --------         ----------

Loss from operations                               (20,755)         (14,675)          (1,090)           (36,520)

Interest income                                      1,594              177               --              1,771
Interest expense                                        --             (354)              --               (354)
Other expense, net                                    (450)            (409)              --               (859)
                                                 ---------        ---------         --------         ----------

Loss before income taxes                           (19,611)         (15,261)          (1,090)           (35,962)

Equity in (loss) income of joint venture                                 44                                  44

Benefit for income taxes                            (4,143)              --                              (4,143)
                                                 ---------        ---------         --------          ---------

Loss from continuing operations                  $ (15,468)       $ (15,217)        $ (1,090)         $ (31,775)
                                                 =========        =========         ========          =========
Loss from continuing operations per
  common share
     Basic and diluted                           $   (0.70)                                           $   (1.43)

Weighted average number of common shares
     Basic and diluted                              22,148                                               22,148 (f)




           See accompanying notes to the pro forma combined condensed financial information.

                     PRO FORMA COMBINED CONDENSED STATEMENT
              OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 31, 2002
                                   (UNAUDITED)


                                                                                  PRO FORMA     PRO FORMA
                                                   MRO          MAINCONTROL      ADJUSTMENTS    COMBINED
                                                --------        -----------      -----------    ----------
    (in thousands,except per share data)
Revenues:
       Software                                 $ 21,602         $    830                       $  22,432
       Support and services                       62,762            3,472                          66,234
                                                --------         --------          ------       ---------
            Total revenues                        84,364            4,302              --          88,666

Cost of revenues:
       Software                                    3,360               30                           3,390
       Support and services                       32,631              989                          33,620
                                                --------         --------          ------       ---------
            Total cost of revenues                35,991            1,019              --          37,010

Gross profit                                      48,373            3,283              --          51,656

Operating expenses:
       Sales and marketing                        29,711            3,557                          33,268
       Product development                        13,161            2,240                          15,401
       General and administrative                  9,347            1,494                          10,841
       Restructuring charges                                          781                             781
       Intangible amortization                     6,105               --             545  (c)      6,650
                                                --------         --------          ------       ---------
            Total operating expenses              58,324            8,072             545          66,941
                                                --------         --------          ------       ---------

Loss from operations                              (9,951)          (4,789)           (545)        (15,285)

Interest income                                      533               32              --             565
Interest expense                                      --             (431)                           (431)
Other expense, net                                   (74)          (1,257)                         (1,331)
                                                --------         --------          ------       ---------

Loss before income taxes                          (9,492)          (6,445)           (545)        (16,482)

Benefit for income taxes                          (2,737)              --                          (2,737)
                                                --------         --------          ------       ---------

Loss from continuing operations                 $ (6,755)        $ (6,445)         $ (545)      $ (13,745)
                                                ========         ========          ======       =========

Loss from continuing operations per
  common share:
       Basic and diluted                        $  (0.30)                                       $   (0.61)

Weighted average number of common shares:
       Basic and diluted                          22,543                                           22,543 (f)



           See accompanying notes to the pro forma combined condensed financial information.

                    MRO SOFTWARE, INC. AND MAINCONTROL, INC.
   NOTES AND ASSUMPTIONS TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                   (UNAUDITED)


1. The pro forma information presented is theoretical in nature and not necessary indicative of the future consolidated results of operations of the combined companies or the consolidated results of operations which would have resulted had the Merger taken place during the periods presented. The Unaudited Pro Forma Statements reflect the effects of the Merger. The unaudited pro forma combined condensed balance sheet assumes that the Merger and related events occurred as of March 31, 2002. The unaudited pro forma combined condensed statements of operations for the year ended September 30, 2001 and for the six months ended March 31, 2002 assume that Merger and related events occurred as of October 1, 2000.

2.     PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENT ADJUSTMENTS

(a)    The purchase price for the Merger was determined as follows:

       MRO Software common stock issued to MainControl stockholders  $13,726,000
       Cash received by MainControl stockholders                       2,808,000
       Direct acquisition costs                                          710,000
                                                                     -----------
                       Total estimated purchase price                $17,244,000
                                                                     ===========

(b) The actual allocation of the purchase price will be based on the estimated fair values of net assets of MainControl at the consummation of the Merger. For purposes of the pro forma combined financial statements, such allocation has been estimated as follows:

                Assets of MainControl at March 31, 2002    $ 1,210,000
                Acquired Technology                          3,400,000
                Customer Contracts                           1,300,000
                BackLog                                        150,000
                Goodwill                                    11,184,000
                                                           -----------
                       Total estimated purchase price      $17,244,000
                                                           ===========


(c) Amortization of the acquired technology, customer contracts and backlog will be over the estimated useful lives of five years, five years and one year, respectively. In accordance with SFAS No. 142, goodwill will not be amortized. Amounts recorded for intangible assets have not been tax affected because these assets are deemed non-deductible for tax purposes.

(d) Conversion of subordinated convertible debt.

(e) Elimination of MainControl equity amounts.

(f) The shares used in computing the unaudited pro forma combined net loss per share for the year ended September 30, 2001 and for the six months ended March 31, 2002 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of October 1, 2000 and 2001, respectively, of approximately 1.1 million shares of MRO Software common stock.